Exhibit 10.48

EXECUTIVE SEVERANCE AGREEMENT

This EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) is entered into as of May 1st, 2009, by and between Nationwide Mutual Insurance Company (the “Company”) and Stephen S. Rasmussen (“Executive”).

WHEREAS, the parties desire to enter into an agreement to reflect the parties’ understanding with respect to severance benefits to be provided in the event of Executive’s termination of employment as set forth herein.

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the additional benefits provided to Executive under this Agreement.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

WHEREAS, Executive and the Company are parties to an Executive Severance Agreement dated as of January 1, 2008 (the “Existing Agreement”), and the parties have agreed that this Agreement shall supercede and replace the Existing Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Term of Agreement. The term of this Agreement shall begin as of the date set forth above, and shall continue until December 31, 2010, or, if earlier, the date on which Executive’s employment terminates in accordance with Section 2 below. In addition, the term of the Agreement shall automatically renew for periods of one year unless either party gives written notice to the other party, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing on the effective date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” The failure of the Company to renew this Agreement shall not be considered a termination of Executive’s employment under this Agreement and shall not give Executive grounds to terminate employment for Good Reason (as defined in Section 3) under this Agreement.

1.2 Duties and Responsibilities. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company, or in such other executive positions as the Board of Directors of the Company (the “Board”) determines. Executive shall perform all duties and accept all responsibilities incident to such position or as may be reasonably assigned to Executive by the Board.

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s full and best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company. The Executive will not serve on the board of directors of an entity unrelated to the Company (other than a non-profit charitable organization) without the consent of the Board.

1.4 Compensation. During the Employment Term, Executive shall receive such salary, incentive compensation and benefits as shall be determined by the Board (or a committee of the Board).

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause. The Company (by action of the Board) may remove Executive at any time without Cause (as defined in Section 3) from the position in which Executive is employed hereunder upon 30 days’ prior written notice to Executive pursuant to Section 15 (or upon written notice to Executive pursuant to Section 15 and payment of 30 days base salary in lieu of such notice).

2.2 Resignation for Good Reason After a Substantial Reorganization. If the Board determines for purposes of this Agreement that a substantial reorganization of the Company has occurred, the Board may establish a period of time during which Executive may elect to resign if an event constituting Good Reason (as defined in Section 3) occurs. In that event, Executive may initiate termination of employment by resigning under this Section 2.2 for Good Reason during the period specified by the Board. Executive shall give the Company not less than 60 days prior written notice pursuant to Section 15 of such resignation, which notice shall be provided to the Company within 60 days following the occurrence of the event giving rise to the Good Reason resignation. A substantial reorganization shall not be considered to have occurred unless the Board specifically determines that a substantial reorganization has occurred for purposes of this Agreement and the Board establishes a time period during which Executive may elect to resign if an event constituting Good Reason occurs. Nothing in this Agreement shall obligate the Board to make any such determination.

2.3 Benefits Payable Upon Termination Without Cause or Resignation for Good Reason After a Substantial Reorganization. In the event of a removal or resignation described in Section 2.1 or 2.2 during the Employment Term, if Executive executes and does not revoke a written release and waiver of claims upon such removal or resignation, in form and substance acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims based upon any severance entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive the severance benefits described below:

(a) Executive shall receive a lump sum cash payment equal to two times Executive’s annual base salary in effect immediately before the Termination Date (as defined in Section 3), including salary reduction amounts of base salary under the Company’s benefit plans and programs.

(b) Executive shall receive a lump sum payment equal to two times Executive’s annual bonus. For purpose of this subsection (b), “annual bonus” means the greater of (i) Executive’s annual short-term incentive bonus for the year in which the Termination Date occurs, based on the Company’s actual performance for the year and calculated as if Executive had continued in employment for the year, or (ii) Executive’s target annual short-term incentive bonus in effect for the year in which the Termination Date occurs. Payment will be made at the time that annual bonuses for the year are paid to other executives, but not later than March 15 after the end of the year in which the Termination Date occurs. The payment under this subsection (b) shall be in lieu of any annual short-term incentive bonus for the year in which the Termination Date occurs.

(c) The Company shall pay Executive a lump sum cash payment equal to the cost that Executive would incur if Executive continued medical, dental and vision coverage under section 4980B of the Code (as defined in Section 3) (“COBRA”) or the Company’s retiree medical plan, if applicable, for Executive, and, where applicable, his or her spouse and dependents, for the Severance Period (as defined in Section 3). The cash payment shall include a tax gross up to cover Executive’s income and FICA taxes imposed on the payment under this subsection (c). Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans, for the period permitted under such plans.

(d) Executive shall receive a lump sum payment equal to the Executive’s target long-term incentive award opportunity in effect under the Company’s long-term incentive compensation plan for the year in which Executive’s Termination Date occurs. The amount determined under this subsection (d) shall be paid at the time that long-term incentive awards for the year are paid to other executives, but not later than March 15 after the end of the year in which the Termination Date occurs. The payment under this subsection (d) shall be paid in lieu of any long-term incentive award for the year in which Executive’s Termination Date occurs. The payment under this subsection (d) shall not affect any award amounts payable with respect to prior years in accordance with the terms of the applicable long-term incentive plan.

(e) Executive shall receive supplemental benefits under this Agreement equal to:

(A) the benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan, Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and

Nationwide Individual Deferred Compensation Plan, respectively, as in effect at Executive’s Termination Date, had Executive’s benefits under those Plans been fully vested as of Executive’s Termination Date, reduced by

(B) the benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan, Nationwide Savings Plan, Nationwide Supplemental Defined Contribution Plan and Nationwide Individual Deferred Compensation Plan, respectively.

The benefits under this subsection (e) shall be paid as described in Section 8. The benefits payable under this subsection (e) and subsection (f) below shall not result in any duplication of benefits. The supplemental benefit with respect to each of the foregoing plans shall be calculated separately.

(f) If Executive’s Termination Date occurs within three years of the date on which Executive would have been first eligible to retire under the Nationwide Retirement Plan, Executive shall receive a supplemental benefit under this Agreement equal to:

(A) the benefits that Executive would have received under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, respectively, as in effect at Executive’s Termination Date, had Executive earned service and age credit for the period ending on the first to occur of (i) three years after the Termination Date or (ii) the earliest date on which Executive would have been eligible to retire under the Nationwide Retirement Plan, and had Executive been fully vested in Executive’s benefit under such Plans, reduced by

(B) the benefits that Executive actually receives under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, respectively, and the benefits payable under subsection (e) above with respect to the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan, respectively.

The benefits under this subsection (f) shall be paid as described in Section 8. The benefits payable under this subsection (f) and subsection (e) above shall not result in any duplication of benefits. The supplemental benefit with respect to each of the foregoing plans shall be calculated separately.

(g) The Company shall pay Executive a lump sum cash payment equal to the matching contributions that the Company would have made for Executive under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan, as in effect at Executive’s Termination Date, as if Executive continued in employment for the Severance Period, receiving compensation at a rate equal to Executive’s covered compensation amount for the calendar year prior to the year in which the Termination Date occurs and as if Executive continued the same rate of contributions to the applicable plans as in effect immediately before Executive’s Termination Date.

(h) The Company shall cause Executive to receive service and age credit for purposes of eligibility for access to retiree medical coverage (but not for Company contributions towards the cost of retiree medical) until the end of the Severance Period, as if Executive had continued in employment during the Severance Period; provided that the Company shall only be required to provide such coverage if and to the extent permitted by applicable law. The Company may provide such coverage through its Company retiree medical plan, through an insured policy or by such other means as the Company determines.

(i) The Company shall pay Executive a lump sum cash payment in the amount of $10,000 for transition expenses.

(j) Executive shall have the right to retain the computer, printer, fax machine and office furniture that was provided by the Company for use by Executive at Executive’s residence at the Termination Date.

(k) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.

(l) Payment of the lump sum benefits described above (other than as described in subsections (b), (d), (e) and (f) above) shall be made within 30 days after Executive’s Termination Date, subject to Executive’s execution of an effective Release.

2.4 Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, upon 60 days’ prior written notice pursuant to Section 15. In such event, after the effective date of such termination, except as provided in Section 2.2 (with respect to a resignation for Good Reason After a Substantial Reorganization), no further payments shall be due under this Agreement. However, Executive shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5 Disability. The Company (by action of the Board) may terminate Executive’s employment upon written notice to Executive pursuant to Section 15 if Executive has been unable to perform the essential functions of Executive’s position with the Company, with or without reasonable accommodation, by reason of physical or mental incapacity for a period of six consecutive months (“Disability”); provided, however, that the Company shall continue to pay Executive’s base salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Board. Executive acknowledges that the provisions of this Section 2.5 supersede the employment termination provisions otherwise applied to disabled employees. If Executive’s employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall be entitled to (i) any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated annual short-term incentive bonus for the year in which the Termination Date occurs, based on the Company’s actual performance for the year, which shall be paid at the time that annual bonuses for the year are paid to other executives, but not later than March 15 after the end of the year in which the Termination Date occurs, subject to Executive’s execution of an effective Release.

2.6 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated annual short-term incentive bonus for the year in which Executive’s death occurs, based on the Company’s actual performance for the year, which shall be paid at the time that annual bonuses for the year are paid to other executives, but not later than March 15 after the end of the year in which Executive’s death occurs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns.

2.7 Cause. The Company (by action of the Board) may terminate Executive’s employment at any time for Cause upon written notice to Executive pursuant to Section 15, in which event all payments under this Agreement shall cease, except for base salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term incentive payments.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

(a) “Affiliate” shall mean any subsidiary of the Company, Nationwide Financial Services, Inc. and any of its subsidiaries, and any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company, as determined by the Board.

(b) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of a felony;

(ii) Executive neglects, refuses or fails to perform his or her material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(iii) Executive engages in misconduct in the performance of Executive’s duties;

(iv) Executive engages in public conduct that is harmful to the reputation of the Company;

(v) Executive breaches any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, including without limitation the provisions of Section 5 or 6 of this Agreement; or

(vi) Executive breaches the Company’s written code of business conduct and ethics.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Employer” shall mean the Company, its Affiliates and their successors.

(e) “Good Reason” shall mean the occurrence of any of the following events, without Executive’s consent, except in connection with the termination of Executive’s employment for Disability, Cause, as a result of death or by Executive other than for Good Reason and except as provided in the last two sentences of this subsection (e):

(i) A material diminution in Executive’s authority, duties or responsibilities, as reasonably determined by the Board;

(ii) A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation);

(iii) A material diminution in Executive’s base salary; provided, however, that a change in base salary for all senior executives of the Company, in which Executive is treated similarly as all other executives of a comparable responsibility level, shall not constitute Good Reason under this Agreement; or

(iv) Any action or inaction that constitutes a material breach by the Company of this Agreement, including the failure of the Company to obtain from its successors the express assumption and agreement required under Section 16 hereof.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination if, within 60 days after the date on which Executive gives notice of his or her termination, as provided in Section 2.2, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as set forth in Executive’s notice of termination. If the Company does not correct the action or failure to act, Executive must terminate his or her employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(f) “Severance Period” shall mean the period beginning on Executive’s Termination Date and ending 36 months after the Termination Date.

(g) “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 15. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon and (ii) specify the Termination Date in accordance with the requirements of this Agreement.

5. Confidential Information. Executive recognizes and acknowledges that, by reason of Executive’s employment by and service to the Employer (as defined in Section 3) during and, if applicable, after the Employment Term, Executive will continue to have access to certain confidential and proprietary information relating to the business of the Employer, which may include, but is not limited to, trade secrets, trade “know-how,” customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Employer and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive’s employment, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Employer and in a manner consistent with the Employer’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by law or legal process, in which case Executive will inform the Employer in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Employer. Except as required in the performance of Executive’s duties for the Employer, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Employer’s premises, except in connection with the performance of Executive’s duties for the Employer and in a manner consistent with the Employer’s policies regarding Confidential Information. Upon termination of Executive’s employment, Executive agrees immediately to return to the Employer all written Confidential Information in Executive’s possession.

6. Non-Competition; Non-Solicitation.

(a) During Executive’s employment by the Employer and for a period of two years after Executive’s termination of employment for any reason, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which is engaged in any financial services, insurance or other business that is competitive with any business or enterprise in which the Employer is engaged, anywhere in the world, during Executive’s employment or (with respect to the application of this covenant after Executive’s termination of employment) during the two year period preceding Executive’s termination of employment. The parties acknowledge that the Employer engages in its business on a worldwide basis, and Executive acknowledges that his or her responsibilities extend to the Employer’s worldwide operations.

(b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(c) Executive further covenants and agrees that during Executive’s employment by the Employer and for a period of two years thereafter, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Employer at any time during the term of Executive’s employment by the Employer by any employer other than the Employer for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed after the date on which such person’s employment by the Employer has terminated.

(d) The covenants described in this Section 6 shall continue to apply during the period specified herein after Executive’s termination of employment for any reason, without regard to whether Executive executes a Release or receives any severance benefits as a result of such termination. If Executive breaches any of the covenants described in this Section 6, the applicable period during which the covenant applies shall be tolled during the period of the breach. Without limiting the foregoing, the severance benefits provided under this Agreement are specifically designated as additional consideration for the covenants described in Section 5 and this Section 6.

7. Equitable Relief.

(a) Executive acknowledges and agrees that the restrictions contained in Sections 5 and 6 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Employer, that the Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Employer should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Employer to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 5 and 6 cannot be adequately compensated by monetary damages. Executive agrees that the Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 or 6 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. In the event that any of the provisions of Section 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Notwithstanding anything in this Agreement to the contrary, if Executive breaches any of Executive’s obligations under Section 5 or 6 hereof, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof, and all payments under Section 2 of this Agreement shall cease.

(d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 or 6 hereof, including without limitation, any action commenced by the Employer for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for Ohio, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Columbus, Ohio, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

(e) Executive agrees that for a period of three years following the termination of Executive’s employment for any reason, Executive will provide, and at all times after the date hereof the Employer may similarly provide, a copy of Sections 5 and 6 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name; provided, however, that this provision shall not apply in respect of Section 6 after expiration of the time periods set forth therein.

8. Payment of Supplemental Benefits. The supplemental benefits under Sections 2.3(e) and (f) (the “Enhanced Benefits”) shall be paid as follows:

(a) The Enhanced Benefits that are calculated with respect to the Nationwide Retirement Plan and Nationwide Supplemental Retirement Plan, respectively, shall be paid in the same form and the same time as Executive’s benefits under the Nationwide Supplemental Retirement Plan are paid (or under the default provisions of the Nationwide Supplemental Retirement Plan if Executive is not otherwise entitled to receive a benefit under that Plan).

(b) The Enhanced Benefits that are calculated with respect to the Nationwide Excess Benefit Plan shall be paid in the same form and at the same time as Executive’s benefits under the Nationwide Excess Benefit Plan are paid (or under the default provisions of the Nationwide Excess Benefit Plan if Executive is not otherwise entitled to receive a benefit under that Plan).

(c) The Enhanced Benefits that are calculated with respect to the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan, respectively, shall be paid in the same form and at the same time as Executive’s benefits under the Nationwide Supplemental Defined Contribution Plan are paid.

(d) The Enhanced Benefits that are calculated with respect to the Nationwide Individual Deferred Compensation Retirement Plan shall be paid in the same form and the same time as Executive’s benefits under the Nationwide Individual Deferred Compensation Plan are paid.

9. Indemnification. The Company shall indemnify Executive with respect to Executive’s actions in the performance of Executive’s duties as set forth in Section 1.2 to the fullest extent permitted by the Company’s Amended and Restated Code of Bylaws as in effect from time to time.

10. Non-Exclusivity of Rights: Resignation from Boards.

(a) Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 2.3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

(b) If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any Affiliates and any other entities for which Executive serves as a representative of the Company.

11. Survivorship. The respective rights and obligations of the parties under this Agreement (including without limitation Sections 5, 6 and 7) shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

12. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

13. Benefit Plans; Outstanding Awards. All references in this Agreement to specific retirement or other benefit plans of the Company shall be deemed to include any successor retirement or other benefit plans. The terms of Executive’s outstanding incentive awards are hereby amended to provide that, without adversely affecting any rights that Executive has under such award agreements, the award agreements are amended to provide for the payments upon termination of employment as provided in Section 2.3 of this Agreement, to the extent consistent with the applicable plans. In all respects not amended, the provisions of such outstanding awards shall remain in effect according to their terms.

14. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Columbus, Ohio in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive, and the third of whom shall be selected by the arbitrators selected by the Company and Executive. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys’ fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of the American Arbitration Association. Each party shall give the other party written notice as described in Section 15 of its intent to submit a claim under this Agreement to arbitration and a description of the basis of such claim, within six months after the event giving rise to the claim occurs.

15. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Nationwide Mutual Insurance Company

One Nationwide Plaza, 1-35-03

Columbus, OH 43215

Attention: Executive Vice President and Chief Administrative Officer

Executive Vice President, General Counsel

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Mims Maynard Zabriskie

If to Executive, to:

Stephen S. Rasmussen

One Miranova Place, Suite 2425

Columbus, OH 43215

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

16. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer of the Company and by Executive. This Agreement supercedes and replaces the Existing Agreement in its entirety.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

18. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

19. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

20. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

21. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall be responsible for all taxes applicable to amounts payable under this Agreement and payments under this Agreement shall not be grossed up for taxes.

22. Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A under the “short term deferral” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if Executive is considered a “specified executive” for purposes of section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within five days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Executive’s estate within sixty days after the date of Executive’s death. Payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of section 409A. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A.

23. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Ohio without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Keith Eckel
Name:	Keith Eckel
Title:	Chairman, Board of Directors

/s/ Stephen S. Rasmussen
Stephen S. Rasmussen